Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Summit Materials, L.L.C.:

We consent to the use of our report dated March 27, 2013, with respect to the consolidated balance sheet of Continental Cement Company, L.L.C. as of December 31, 2012, and the related consolidated statements of operations, comprehensive income (loss), cash flows and changes in redeemable members’ interest and member’s interest for year then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia

March 27, 2013